As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

EBIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0021975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 E. Golf Road, Schaumburg, Illinois 60173, (847) 789-3047

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ebix, Inc. 1996 Stock Incentive Plan, as amended

(Full Title of the Plans)

RICHARD J. BAUM

Senior Vice President-Finance and Administration

Chief Financial Officer and Secretary

Ebix, Inc.

1900 E. Golf Road, Schaumburg, Illinois 60173, (847) 789-3047

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

MARK D. WOOD, ESQ.

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661-3693

(312) 902-5200

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock, $0.10 par value	1,059,277 shares	$(3)	$14,483,369	$1,705

(1)           This registration statement also covers an indeterminate number of shares of the Common Stock of Ebix, Inc. (the “Company”) that may be issuable by reason of stock splits, stock dividends or other adjustment provisions of the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”), in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)           Of these shares, 672,941are being registered for issuance upon exercise of outstanding options under the 1996 Plan, and 386,336 are being registered for other awards under the 1996 Plan.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon (1) the weighted average exercise price per share of outstanding options to purchase 672,941 shares of Common Stock under the 1996 Plan of $11.78; and (2) the average of the high and low price per share of Common Stock, as reported on the NASDAQ SmallCap Market on August 31, 2005 of $16.97, with respect to 386,336 shares of Common Stock available for other awards under the 1996 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   The information required to be in Part I of this registration statement on Form S-8 will be included in documents that will be sent or provided to participants in the 1996 Plan pursuant to Rule 428(b)(1) of the Securities Act, and is not being filed with, or included in, this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

• The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 thereto on Form 10-K/A filed with the SEC on September 1, 2005;

• The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

• The Company’s current reports on Form 8-K dated January 14, 2005, February 23, 2005, April 28, 2005 and June 1, 2005; and

• The description of the Company’s common stock that is contained in the Registration Statement on Form 8-A dated June 5, 1987 filed under the Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments and reports filed by the Company to update that description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this registration statement and before the filing of a post-effective amendment indicating that all securities offered pursuant to this registration statement have been sold or deregistering all the securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of those documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement.

You may request a copy of these filings, at no cost, by writing or telephoning the Company at its principal executive offices at the following address and phone number:

Richard J. Baum

Ebix, Inc.

1900 E. Golf Road

Schaumburg, Illinois 60173

(847) 789-3047

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law grants the Company the power to limit the personal liability of its directors to the Company or its stockholders for monetary damages for breach of a fiduciary duty. Article XI of the Company’s Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Company as follows:

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective.

Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article VII of the Company’s Bylaws provides that the Company shall indemnify any person who is serving as a director, officer, employee or agent of the Company or of another entity at the request of the Company against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In the event of an action or suit by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Company has a directors’ and officers’ liability insurance policy.

The above discussion is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law and the Company’s Certificate of Incorporation, as amended, and Bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005).
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
4.3	1996 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005).
4.4	Form of Restricted Stock Agreement under the Company’s 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 1, 2005).
5.1*	Opinion of Katten Muchin Rosenman LLP, as to the validity of the common stock.
23.1*	Consent of Katten Muchin Rosenman LLP (included in its opinion filed as Exhibit 5.1).
23.2*	Consent of BDO Seidman, LLP
23.3*	Consent of KPMG LLP
24.1*	Powers of Attorney (included on the signature page hereto).

* Filed herewith.

Item 9.  Undertakings.

1.  The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, State of Illinois, on this 2nd day of September, 2005.

Ebix, Inc.

By:	/s/ Robin Raina
Robin Raina
President, Chief Executive Officer and Chairman of
the Board of Directors

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robin Raina and Richard J. Baum, and each of them severally, acting alone and without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 2, 2005.

Signature	Title
/s/ Robin Raina	Chairman of the Board, President and Chief Executive Officer (principal executive officer)
Robin Raina

/s/ Richard J. Baum	Executive Vice President-Finance & Administration, Chief Financial Officer (principal financial and accounting officer)
Richard J. Baum	and Secretary

/s/ Pavan Bhalla	Director
Pavan Bhalla

/s/ Dennis Drislane	Director
Dennis Drislane

/s/ Paul Hodges	Director
Paul Hodges

/s/ Hans Ueli Keller	Director
Hans Ueli Keller

/s/ Kenneth D. Merin	Director
Kenneth D. Merin

/s/ William W. Rich	Director
William W. Rich

INDEX TO EXHIBITS

ITEM 16. Exhibits

Exhibit Number	Description
5.1	Opinion of Katten Muchin Rosenman LLP, as to the validity of the common stock.
23.1	Consent of Katten Muchin Rosenman LLP (included in its opinion filed as Exhibit 5.1).
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of KPMG LLP.
24.1	Powers of Attorney (included on the signature page hereto).